Exhibit 23.1

SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Omnitek  Engineering Corp

As independent registered public accountants, we hereby consent to the use of our report dated February 24, 2012, with respect to the financial statements of Omnitek Engineering Corp., in its registration statement on Form S-1 relating to the registration of 5,282,559 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT

May 16, 2012